Exhibit 99.2
CSK AUTO ANNOUNCES PAYMENT FOR 7% SENIOR SUBORDINATED NOTES TENDERED AT OR PRIOR TO EARLY SETTLEMENT DEADLINE AND ACCELERATION AND FUNDING OF 3-3/8% SENIOR EXCHANGEABLE NOTES
PHOENIX, AZ, July 7, 2006—CSK Auto Corporation (NYSE: CAO) (the “Company”) announced today that its wholly owned subsidiary CSK Auto, Inc. (“Auto”) has paid the tender offer consideration for the $221,300,000 aggregate principal amount of its 7% Senior Subordinated Notes due 2014 (the “7% Notes”) validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on June 30, 2006 (the “Tender Consideration”), which was the early settlement deadline with respect to Auto’s cash tender offer and consent solicitation for the 7% Notes.
The tender offer for the 7% Notes is scheduled to expire at 5:00 p.m., New York City time, on July 18, 2006, unless extended or earlier terminated (the “Expiration Time”). Payments of the Tender Consideration for 7% Notes validly tendered and not withdrawn after the early settlement deadline and at or prior to the Expiration Time will be made promptly after the Expiration Time.
As was contemplated when Auto entered into its previously announced $450 million senior secured credit facility (the “Term Credit Facility”), Auto received, subsequent to payment of the Tender Consideration, a notice from holders of over 25% in aggregate principal amount of its 3-3/8% Senior Exchangeable Notes due 2025 (the “3-3/8% Notes”) that such holders have accelerated the maturity of the 3-3/8% Notes as a result of the failure to file the Company’s Annual Report on Form 10-K for its fiscal year ended January 29, 2006 with the trustee for the 3-3/8% Notes before July 2, 2006. As a result of this notice, the $125 million in aggregate principal amount of the 3-3/8% Notes (representing all of the outstanding 3-3/8% Notes), plus accrued and unpaid interest thereon, became immediately due and payable. Auto has instructed the agent under the Term Credit Facility to provide the $125 million needed to retire the principal amount of the 3-3/8% Notes and will fund any unpaid interest from other sources.
Following the retirement of the 3-3/8% Notes, Auto’s previously announced tender offer and consent solicitation with respect to the 3-3/8% Notes will be terminated. The previously announced tender offer and consent solicitation with respect to the 4-5/8% Senior Exchangeable Notes due 2025 (the “4-5/8% Notes”) currently scheduled to terminate on July 18, 2006 will continue unaltered.
The Altman Group, Inc. is Information Agent and Depositary for the tender offers for the 7% Notes and the 4-5/8% Notes. Questions and requests for documents related to the tender offers may be directed to The Altman Group, Inc. at (201) 806-7300.
This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offers for the 7% Notes and the 4-5/8% Notes are being made only through the applicable Offer to Purchase and related materials. Holders of the 7% Notes and the 4-5/8% Notes should read carefully the applicable Offer to Purchase and related materials because they contain important information.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of April 30, 2006, the Company operated 1,288 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
CONTACT: CSK Auto Corporation
Brenda Bonn, 602-631-7483 (Investor Contact)
or
Ashton Partners
Mike Banas, 312-553-6704 (Media Contact)